Exhibit 10.11

Form of Purchase Agreement

(English Summary)

Parties to Contract	Shengda Color as Buyer and Wuxi Rongcheng Paper Co., Ltd. as Vendor

Details of Products	The standard, amount and price depend on the Buyer’s order and will be confirmed by the Vendor.

Standard of Quality	According to the GB13024-91 or the agreement of the two parties.

Location of Purchase	Warehouse of the Vendor.

Inspection Standards	According to the GB13024-91 or the agreement of the two parties.

Time limit of objection	The Buyer should send a written notice to the Vendor if the products are found less than the contract-amount nor can fit the quality standards at the very moment the Buyer receive the products.

Methods of Payment	1.	Pay on the 20th of the month when the order is placed; pay on the 20th of next month. Monthly payment at 60 days.
	2.	Pay by Bank Acceptance or telegraphic money order.